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As filed with the Securities and Exchange Commission on

Registration No.

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

February 1, 2000
(Date of Report—date of earliest event reported)

Calendar Capital, Inc.
(Exact name of registrant as specified in charter)

Minnesota	000-12612	41-1442918
(State or other jurisdiction of	(Commission File No.)	(IRS Employer
incorporation or organization)		Identification No.)

Riverplace, 65 Main Street SE, Suite 136
Minneapolis, MN 55414

(Address of principal executive offices)

(612) 676-1436
(Registrant's telephone number, including area code)

(Former Name and Address)

Item 1 and Items 3, 4, 5, 6 and 8 are not applicable and are therefore omitted.

Item 2. Acquisition or Disposition of Assets.

    On February 1, 2000, definitive documents were executed effective as of January 1, 2000, whereby registrant entered into a Stock Exchange Agreement with Entrenaut, Inc., a Minnesota corporation, which Agreement calls for an exchange of the issued and outstanding 1,996,064 shares of common stock of Entrenaut, Inc. for 3,992,128 shares of Series C convertible preferred stock of registrant. The exchange ratio is two shares of Series C convertible preferred stock for each one share of Entrenaut, Inc. common stock. Each share of the Series C convertible preferred stock of registrant is convertible into twelve and one-half shares of registrant's common stock.

    Entrenaut, Inc. is an Internet incubator and holding company which assists in the development of companies pursuing an Internet concept in exchange for equity in the client company as well as fees. Entrenaut, Inc. also makes passive investments in early stage Internet-related companies that do not necessarily have need of the incubator services. Currently, Entrenaut, Inc. is in the process of assisting the development of two internal concepts and has invested in three others.

    The Chief Executive Officer and three percent owner of registrant, Paul D. Crawford, is also the Chief Executive Officer and twenty-five percent owner of Entrenaut, Inc. Mr. Crawford also owns the majority interest in the two companies currently being incubated by Entrenaut, Inc. (Chefinabox, Inc. and OfficeCause.com, Inc.). Mr. Crawford was also one of the initial promoters and is a significant shareholder in Commission Junction, Inc., one of the companies Entrenaut, Inc. has invested in. Mr. Crawford does not have any personal interest in the other two companies Entrenaut, Inc. has invested in. Only the registrant is a registered company with the SEC.

    Entrenaut, Inc. is currently being audited and financial statements will be filed by amendment within the time period allowed.

Item 7. Exhibits and Financial Statements.

  (a)
  N/A

  (b)
  N/A

  (c)
  Exhibits:

      10.1. Stock Exchange Agreement dated January 1, 2000 between Calendar Capital, Inc. and Entrenaut, Inc.

      99.1. Press Releases dated December 9, 1999.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: February 4, 2000

CALENDAR CAPITAL, INC.
By:	/s/ Paul D. Crawford Paul D. Crawford Chief Executive Officer

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SIGNATURES